--------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number: 3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response. . . 11
                                                      --------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                          ----------------------------

                                  SCHEDULE 13G
                              (Section 240.13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
       TO SECTIONS 240.13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO SECTION 240.13d-2
                               (Amendment No. 1)1


                           Latin American Export Bank
--------------------------------------------------------------------------------
                                (Name of Issuer)


                       Class E Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    P16994132
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 January 1, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  | |      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  | |      Rule 13d-1(d)

                         (Continued on following pages)
                               Page 1 of 27 Pages
                         Exhibit Index Found on Page 26

---------------------------------

         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       1,033,472
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     1,033,472
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            1,033,472
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            3.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 2 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       148,686
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     148,686
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            148,686
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 3 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       156,642
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     156,642
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            156,642
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 4 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       1,957,212
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     1,957,212
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            1,957,212
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
------------====================================================================


                               Page 5 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       1,338,800
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     1,338,800
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            1,338,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            4.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================


                               Page 6 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,296,012
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     3,296,012
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,296,012
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            11.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 7 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,296,012
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     3,296,012
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,296,012
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            11.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 8 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,296,012
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     3,296,012
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,296,012
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            11.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 9 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,296,012
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     3,296,012
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,296,012
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            11.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 10 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,296,012
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     3,296,012
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,296,012
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            11.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 11 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,296,012
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     3,296,012
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,296,012
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            11.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 12 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,296,012
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     3,296,012
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,296,012
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            11.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 13 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,296,012
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     3,296,012
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,296,012
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            11.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 14 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,296,012
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     3,296,012
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,296,012
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            11.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 15 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,296,012
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     3,296,012
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,296,012
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            11.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 16 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,296,012
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     3,296,012
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,296,012
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            11.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 17 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,296,012
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     3,296,012
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,296,012
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            11.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 18 of 27 Pages

                                       13G

===================
CUSIP No. P16994132
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a) [   ]
                                                                 (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of 3,296,012  Shares,  which is 11.3% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              5
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,296,012
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     3,296,012
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,296,012
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                        [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            11.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 19 of 27 Pages

         This  Amendment  No. 1 to Schedule  13G (this  "Amendment")  amends the
Schedule 13G initially filed on November 4, 2003 (collectively, with all amendments thereto, the "Schedule 13G").

         Preliminary Note: This Amendment is being filed to reflect that effective on January 1, 2004, each of Charles E. Ellwein and Rajiv A. Patel became a managing member of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., two of the Reporting Persons listed below, and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such date.

Item 1.  Issuer
         ------

         (a)      Name of Issuer:
                  --------------

                  Latin American Export Bank (the "Company")

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  Calle 50 y Aquilino de la Guardia, Apartado 6-1497, El Dorado, Panama City, Republic of Panama.

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         -----------------------------------------------------------------

         This statement relates to Shares of Class E Common Stock, no par value (the "Shares") of the Company. The CUSIP number of the Shares is P16994132.

         Name Of Persons Filing, Address Of Principal Business Office And
         ----------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         -----------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;


                              Page 20 of 27 Pages

                  (ii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it; and

                  (iii)    Farallon Capital Institutional  Partners III, L.P., a
                           Delaware  limited   partnership  ("FCIP  III"),  with
                           respect to the Shares held by it.

         FCIP, FCIP II and FCIP III are together referred to herein as the "Partnerships."

         The Management Company
         ----------------------

                  (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").

         The General Partner Of The Partnerships
         ---------------------------------------

                  (vii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

         The Managing Members Of the General Partner And The Management Company
         ----------------------------------------------------------------------

                  (viii) The following persons who are managing members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed Accounts: David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

         The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3.  If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or
         ---------------------------------------------------------------
         240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity
         -----------------------------------------------------------------
         Specified in (a) - (j):
         ----------------------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c),
         -----------------------------------------------------------
         Check This Box. [X]
         --------------


                              Page 21 of 27 Pages

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The
Individual Reporting Persons, as managing members of both the General Partner and/or the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

                  Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which Acquired The
         ----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

                  The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.


                              Page 22 of 27 Pages

Item 10. Certification
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 23 of 27 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 9, 2004

                          /s/ Joseph F. Downes
                          ---------------------------------------------
                          FARALLON PARTNERS, L.L.C.,
                          on its own behalf and as General Partner of
                          FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
                          And FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., By Joseph F. Downes
                          Managing Member


                          /s/ Joseph F. Downes
                          ---------------------------------------------
                          FARALLON CAPITAL MANAGEMENT, L.L.C.,
                          By Joseph F. Downes
                          Managing Member


                          /s/ Joseph F. Downes
                          ---------------------------------------------
                          Joseph F. Downes, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica
                          R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes, as well as Steyer and Cohen, to sign and file this Schedule 13G on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with


                              Page 24 of 27 Pages
respect to the Common Stock of Korn/Ferry International is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek
C. Schrier authorizing Downes to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Downes to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.


                              Page 25 of 27 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                                Joint Acquisition Statement Pursuant to
                                         Section 240.13D-(f)(1)





                              Page 26 of 27 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G

                           JOINT ACQUISITION STATEMENT
                       PURSUANT TO SECTION 240.13D-(f)(1)
                       ----------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 9, 2004


                          /s/ Joseph F. Downes
                          ---------------------------------------------
                          FARALLON PARTNERS, L.L.C.,
                          on its own behalf and as General Partner of
                          FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., And FARALLON CAPITAL INSTITUTIONAL PARTNERS III, By Joseph F. Downes,
                          Managing Member


                          /s/ Joseph F. Downes
                          ---------------------------------------------
                          FARALLON CAPITAL MANAGEMENT, L.L.C.,
                          By Joseph F. Downes,
                          Managing Member


                          /s/ Joseph F. Downes
                          ---------------------------------------------
                          Joseph F. Downes, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica
                          R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.


                              Page 27 of 27 Pages